VERA BRADLEY ANNOUNCES FISCAL SECOND QUARTER 2017 RESULTS

Second quarter net revenues totaled $119.2 million

Gross profit rate expansion of 230 basis points

Second quarter net income of $5.1 million, or $0.14 per share

Company ended quarter with strong cash position and short-term investments of $85.5 million, no debt, and year-over-year inventories down 7.1%

Management narrows EPS guidance range for the fiscal year

FORT WAYNE, Ind., September 1, 2016 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal second quarter and six months ended July 30, 2016.

Summary of Financial Performance for the Second Quarter

Net revenues totaled $119.2 million for the second quarter ended July 30, 2016 compared to $120.7 million for the second quarter ended August 1, 2015.

The Company posted net income of $5.1 million, or $0.14 per diluted share, for the current year second quarter, which included after-tax store impairment charges of $1.0 million, or $0.03 per diluted share. Net income totaled $5.7 million, or $0.15 per diluted share, in the prior year second quarter.

Summary of Financial Performance for the Six Months

Net revenues totaled $224.4 million for the six months ended July 30, 2016 compared to $221.8 million for the six months ended August 1, 2015, an increase of 1.2%.

For the current year six month period, the Company posted net income of $7.5 million, or $0.20 per diluted share, which included the aforementioned after-tax store impairment charges of $1.0 million, or $0.03 per diluted share.

For the prior year six month period, the Company posted net income of $1.6 million, or $0.04 per diluted share. Those results included net after-tax charges of $4.2 million comprised of:

•	$2.1 million related to the closing of its Indiana manufacturing facility, primarily severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an income tax adjustment for an increase in income tax reserves for uncertain federal and state tax positions related to research and development tax credits.

Excluding these charges, the Company’s net income totaled $5.8 million, or $0.15 per diluted share, for the prior year six months.

Comments on the Quarter and Looking Ahead

Robert Wallstrom, Chief Executive Officer, noted, “Second quarter diluted EPS of $0.14 was within our guidance range and ahead of consensus.

“Although the overall retail environment certainly remains challenging, we are pleased that we achieved total revenues within our guidance range. We are also pleased with our 230 basis point gross profit expansion, primarily related to sourcing and operational efficiencies.”

“The third fiscal quarter will be an exciting and important one for our Company and our brand,” Wallstrom continued. “We are beginning the launch of Vera Bradley’s new brand positioning which we believe will lay the foundation for positive comparable sales growth by the end of the fiscal year. Our comprehensive marketing initiatives, new SoHo flagship store, refreshes of key full-line stores, and launch of our new verabradley.com digital flagship will all be drivers of our growth.”

Second Quarter Details

Current year second quarter net revenues totaled $119.2 million, within the Company’s guidance of $118 million to $123 million. Prior year second quarter revenues totaled $120.7 million.

Current year second quarter Direct segment revenues totaled $87.2 million, a 4.1% increase over $83.8 million in the prior year second quarter. Comparable sales (including e-commerce) decreased 5.7% for the quarter (reflecting a 5.9% decline in comparable store sales and a 5.4% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 6 full-line and 7 factory outlet stores during the past 12 months). Second quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic.

Indirect segment revenues decreased 13.4% to $32.0 million from $36.9 million in the prior year second quarter, primarily due to lower orders from the Company’s specialty retail accounts and the timing of a product launch in the specialty channel (moving from the second quarter last year to the first quarter this year) which negatively impacted current year second quarter revenues, partially offset by higher-than-expected sales to certain non-department store key accounts.

Gross profit for the quarter totaled $68.4 million, or 57.4% of net revenues, compared to $66.6 million, or 55.1% of net revenues, in the prior year second quarter. The year-over-year 230 basis point gross profit percentage improvement primarily related to sourcing efficiencies (leveraged overhead costs resulting from the closing of the Company’s domestic manufacturing) and various operational efficiencies. The gross profit percentage was below the low end of the guidance range of 58.0% to 58.5%, primarily due to fabrication/product mix and modestly increased promotional activity at the Company’s factory stores.

SG&A expense totaled $60.3 million, or 50.6% of net revenues, in the current year second quarter, compared to $57.4 million, or 47.5% of net revenues, in the prior year second quarter. As expected, SG&A dollars increased over the prior year primarily due to new store expenses and approximately $1.0 million in additional severance charges. In addition, the Company incurred approximately $1.6 million of pre-tax store impairment charges in the quarter. Despite the store impairment charges, the SG&A expense rate was below the Company’s guidance of 51.3% to 51.8% due to continued diligent expense management.

Operating income totaled $8.3 million, or 7.0% of net revenues, in the current year second quarter, compared to $9.5 million, or 7.9% of net revenues, in the prior year second quarter. By segment, Direct operating income was $18.1 million, or 20.8% of sales, compared to $16.6 million, or 19.8% of sales, in the prior year, and Indirect operating income was $12.0 million, or 37.5% of sales, compared to $14.8 million, or 40.0% of sales, in the prior year.

Year-to-Date Details

Prior year income statement numbers referenced below exclude the previously outlined charges related to the Company’s manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

Net revenues for the current year six months totaled $224.4 million, a 1.2% increase over $221.8 million last year.

Direct segment revenues for the current year six month period totaled $160.2 million, a 3.9% increase over $154.2 million in the same prior year period. Comparable sales (including e-commerce) decreased 6.1% for the period (reflecting a 5.1% decline in comparable store sales and an 8.1% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 6 full-line and 7 factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic. E-commerce and full-line store sales were also negatively impacted by lower levels of promotional activity.

Indirect segment revenues decreased 5.0% to $64.2 from $67.6 million in the prior year, primarily due to lower orders from the Company’s specialty retail accounts, partially offset by higher than expected sales to certain non-department store key accounts.

Gross profit for the six months totaled $128.0 million, or 57.1% of net revenues, compared to $121.7 million, or 54.9% of net revenues, in the prior year. The year-over-year 220 basis point gross profit percentage improvement primarily related to sourcing and operational efficiencies and increased sales penetration of higher-margin made-for-outlet (MFO) products, partially offset by fabric/product mix and increased promotional activity at the Company’s factory stores.

SG&A expense totaled $116.7 million, or 52.0% of net revenues, compared to $112.5 million, or 50.7% of net revenues, in the prior year. As expected, SG&A dollars increased over the prior year primarily due to new store expenses and approximately $1.0 million in additional severance charges. In addition, the Company incurred approximately $1.6 million of store impairment charges in the second quarter.

Operating income totaled $12.2 million, or 5.4% of net revenues, for the current year six months, compared to $10.4 million, or 4.7% of net revenues, for the same period last year. By segment, Direct operating income was $30.3 million, or 18.9% of sales, compared to $28.1 million, or 18.2% of sales (which excluded $3.5 million of the aforementioned charges), in the prior year, and Indirect operating income was $24.6 million, or 38.3% of sales, compared to $25.8 million, or 38.2% of sales (which excluded $1.1 million of the aforementioned charges), in the prior year.

Balance Sheet Details

Cash and cash equivalents and short-term investments as of July 30, 2016 totaled $85.5 million compared to $76.0 million at the end of last year’s second quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $96.5 million, compared to $103.9 million at the end of last year’s second quarter and below guidance of $105 million to $110 million due to timing of receipts and diligent inventory management.

Net capital spending for the second quarter and six months totaled $6.1 million and $11.7 million, respectively.

During the second quarter, the Company repurchased approximately $10.0 million of its common stock under its $50 million share repurchase plan (approximately 638,000 shares at an average price of $15.67). This brings year-to-date repurchases under the $50 million plan to approximately $15.7 million (approximately 992,000 shares at an average price of $15.81) and plan-to-date repurchases to approximately $19.8 million (approximately 1,275,000 shares at an average price of $15.55).

Third Quarter and Fiscal Year 2017 Outlook

For the third quarter of fiscal 2017, the Company expects:

•	Net revenues of $128 million to $133 million compared to prior year third quarter revenues of $126.7 million.

•	A gross profit percentage of 58.0% to 58.5% compared to 57.9% in the prior year third quarter. The modest planned improvement reflects sourcing and operational efficiencies.

•
SG&A as a percentage of net revenues of 47.6% to 48.6% compared to 45.0% in the prior year third quarter. Third quarter SG&A will include approximately $3.0 million of incremental year-over-year expenses related to marketing, store renovations, and e-commerce.

•
Diluted earnings per share of $0.22 to $0.24, based on diluted weighted-average shares outstanding of 36.6 million and an effective tax rate of 38.1%. Diluted earnings per share totaled $0.27 in the prior year third quarter.

•	Inventory of $95 million to $100 million at the end of the third quarter, compared to $118.2 million at the end of last year’s third quarter.

Prior year full-year numbers referenced below exclude the aforementioned charges related to the Company’s manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

For fiscal 2017, the Company expectations are as follows:

•	Net revenues of $510 million to $515 million compared to $502.6 million last year.

•
A gross profit percentage of 57.3% to 57.5% compared to 56.6% last year. The planned improvement reflects sourcing and operational efficiencies and increased sales penetration of higher-margin MFO products.

•
SG&A as a percentage of net revenues of 47.3% to 47.5% compared to 46.6% last year. The planned increase is primarily related to incremental expenses related to new stores, store renovations, e-commerce, severance, and second quarter store impairment charges.

•
Diluted earnings per share (including second quarter impairment charges) of $0.88 to $0.92, based on diluted weighted-average shares outstanding of 36.9 million and an effective tax rate of 37.6%. Diluted earnings per share totaled $0.82 last year.

•	Net capital spending of approximately $20.0 million compared to $26.3 million in the prior year.

Call Information

A conference call to discuss results for the second quarter and six months is scheduled for today, Thursday, September 1, 2016, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 419-6600, and enter the access code 2470129. A replay will be available shortly after the conclusion of the call and remain available through September 15, 2016. To access the recording, listeners should dial (877) 870-5176, and enter the access code 2470129.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,600 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
Assets
Current assets:
Cash and cash equivalents	$55,456	$97,681	$76,042
Short-term investments	30,051	—	—
Accounts receivable, net	29,226	31,294	33,863
Inventories	96,547	113,590	103,921
Income taxes receivable	2,014	785	3,199
Prepaid expenses and other current assets	12,220	10,292	10,620
Deferred income taxes	—	—	13,473
Total current assets	225,514	253,642	241,118
Property, plant, and equipment, net	114,792	113,711	115,013
Deferred income taxes	10,894	11,363	—
Other assets	2,430	1,963	1,046
Total assets	$353,630	$380,679	$357,177
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,283	$24,606	$28,734
Accrued employment costs	10,318	14,937	10,264
Other accrued liabilities	17,803	16,924	15,107
Income taxes payable	—	10,085	286
Total current liabilities	45,404	66,552	54,391
Deferred income taxes	—	—	6,163
Other long-term liabilities	29,719	28,872	29,057
Total liabilities	75,123	95,424	89,611
Shareholders’ equity:
Additional paid-in-capital	86,848	85,436	83,023
Retained earnings	251,536	244,009	218,030
Accumulated other comprehensive loss	(46)	(43)	(14)
Treasury stock	(59,831)	(44,147)	(33,473)
Total shareholders’ equity	278,507	285,255	267,566
Total liabilities and shareholders’ equity	$353,630	$380,679	$357,177

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net revenues	$119,245	$120,724	$224,426	$221,828
Cost of sales	50,857	54,170	96,382	103,580
Gross profit	68,388	66,554	128,044	118,248
Selling, general, and administrative expenses	60,305	57,351	116,681	114,963
Other income	220	283	797	1,230
Operating income	8,303	9,486	12,160	4,515
Interest expense, net	63	72	111	149
Income before income taxes	8,240	9,414	12,049	4,366
Income tax expense	3,131	3,699	4,522	2,787
Net income	$5,109	$5,715	$7,527	$1,579
Basic weighted-average shares outstanding	37,030	39,315	37,288	39,600
Diluted weighted-average shares outstanding	37,113	39,328	37,419	39,606

Basic net income per share	$0.14	$0.15	$0.20	$0.04
Diluted net income per share	$0.14	$0.15	$0.20	$0.04

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015
Cash flows from operating activities
Net income	$7,527	$1,579
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	9,555	9,904
Impairment charges	1,578	—
Provision for doubtful accounts	273	436
Loss on disposal of property, plant, and equipment	10	52
Stock-based compensation	2,043	2,515
Deferred income taxes	469	713
Gain on short-term investment	(51)	—
Changes in assets and liabilities:
Accounts receivable	1,795	(2,925)
Inventories	17,043	(5,518)
Prepaid expenses and other assets	(2,395)	(1,982)
Accounts payable	(7,632)	(5,931)
Income taxes	(11,314)	295
Accrued and other liabilities	(3,127)	(136)
Net cash provided by (used in) operating activities	15,774	(998)
Cash flows from investing activities
Purchases of property, plant, and equipment	(11,651)	(15,359)
Purchase of short-term investments	(30,000)	—
Proceeds from disposal of property, plant, and equipment	8	—
Net cash used in investing activities	(41,643)	(15,359)
Cash flows from financing activities
Tax withholdings for equity compensation	(631)	(484)
Repurchase of common stock	(15,695)	(19,364)
Other financing activities, net	(27)	(46)
Net cash used in financing activities	(16,353)	(19,894)
Effect of exchange rate changes on cash and cash equivalents	(3)	1
Net decrease in cash and cash equivalents	(42,225)	(36,250)
Cash and cash equivalents, beginning of period	97,681	112,292
Cash and cash equivalents, end of period	$55,456	$76,042
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$15,396	$960
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of July 30, 2016 and August 1, 2015	$425	$1,268
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$436	$116
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of July 30, 2016 and August 1, 2015	$3,453	$2,779
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$2,872	$2,172

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 1, 2015
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$118,248	$(3,434)	[1]	$121,682
Selling, general, and administrative expenses	114,963	2,483	[2]	112,480
Operating income (loss)	4,515	(5,917)		10,432
Income (loss) before income taxes	4,366	(5,917)		10,283
Income tax expense (benefit)	2,787	(1,698)	[3]	4,485
Net income (loss)	1,579	(4,219)		5,798
Diluted net income (loss) per share	$0.04	$(0.11)		$0.15

Direct segment operating income (loss)	$24,584	$(3,470)	[4]	$28,054
Indirect segment operating income (loss)	$24,692	$(1,146)	[5]	$25,838
Unallocated corporate expenses	$(44,761)	$(1,301)	[6]	$(43,460)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge